UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report - December 7, 2005 (Date of earliest event reported)
INGERSOLL-RAND COMPANY LIMITED (Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM 11, Bermuda (Address of principal executive offices, including zip code)
(441) 295-2838 (Registrant's phone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Salary of Executive Officer

On December 7, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Ingersoll-Rand Company Limited (the “Company”) approved an increase in the base annual salary of Christopher P. Vasiloff, Senior Vice President of the Company, from $440,000 to $460,000, effective December 1, 2005, after a review of performance and competitive market data.

Accelerated Vesting of Certain Previously Awarded Stock Options

On December 7, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of the vesting of all outstanding and unvested stock options under the Company’s stock plans for active employees effective December 31, 2005. As a result of the acceleration, 9.7 million stock options will become exercisable, with exercise prices ranging from $19.53 to $39.85 and a weighted average exercise price of $34.95. Included in the amount are stock options for executive officers totaling 2.0 million, with a range of exercise prices of $19.53 to $39.85 and a weighted average exercise price of $34.23. The stock options held by the independent directors of the Company are not impacted. Options issued on or prior to December 31, 2002, are fully vested as of December 31, 2005, under the normal three-year vesting period for options and therefore are not affected by the acceleration of vesting.

In addition to the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the stock options were changed to prohibit transfers (including sales, gifts, pledges or other transfers of any kind) of any shares acquired through the exercise of these accelerated options until the earlier of (i) the original vesting date of the option or (ii) termination of employment, retirement, death or disability. In addition, in order to effectuate the acceleration, the Incentive Stock Plan of 1998 was amended effective December 31, 2005, to eliminate the provision requiring one year of employment before options can be exercised. A copy of the amendment is attached hereto as Exhibit 4.1.

Typically, the Company grants stock options that vest ratably over a three-year period. The Company has been using a method in its pro forma footnote disclosure that recognizes retirement-eligible employees’ option compensation expense over the normal vesting period until the employee retires. Upon retirement, the compensation expense is fully recognized in the pro forma footnote disclosure. After adoption of SFAS 123 (R) on January 1, 2006, compensation expense for options issued prior to adoption will be calculated using the same method employed in the prior pro forma footnote disclosure. However, this compensation expense will be recognized in the income statement. For options issued subsequent to January 1, 2006, compensation expense will be recognized in the income statement using the method prescribed by the new pronouncement. Therefore, the total compensation expense associated with options issued after January 1, 2006, to retirement-eligible employees will be recognized immediately in the income statement.

The accelerated vesting enables the Company to eliminate the need to apply two different methodologies in calculating compensation expense on a going-forward basis. In addition, as a result of this action, the aggregate pretax expense that would have been reflected in the Company’s consolidated financial statements in future fiscal years will be reduced by $67.8 million ($41.2 million, $24.4 million, and $2.2 million in 2006, 2007, and 2008, respectively) or $41.9 million after tax. As a result of the accelerated vesting, this total amount will instead be included in the pro forma footnote disclosure in 2005.

Item 8.01. Other Events.

Equity-Based Savings Plans

The number of the Company’s Class A common shares available for issuance under the Registration Statement filed on Form S-8 (Registration No. 333-42133) on December 12, 1997, which relates to certain of the Company’s equity-based savings plans, increased by 6,100,000 shares as a result of the two-for-one split of the Company’s Class A common shares on September 1, 2005.

Item 9.01. Financial Statements and Exhibits.

(c)   Exhibits

        The following exhibit is included herewith:

Exhibit No.	Description

4.1	Amendment to the Ingersoll-Rand Company Limited Amended and Restated Incentive Stock Plan of 1998, dated December 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)

Date: December 9, 2005	By:	/s/ Patricia Nachtigal
Patricia Nachtigal
Senior Vice President and General Counsel